Exhibit 4.13

EarlyBirdCapital, Inc.

366 Madison Ave 8th Floor
New York, NY 10017
Attn.:

April 7, 2025

Ladies and Gentlemen:

Reference is made to (i) the letter agreement, dated November 8, 2021 (as amended by that certain Amendment of Insider Letter dated August 21, 2023 and as may be further amended from time to time, the “Letter Agreement”), by and among, Finnovate Acquisition Corp., a Cayman Islands exempted company (the “Company”), Finnovate Sponsor L.P., a Delaware limited partnership (the “Sponsor”), Scage Future, an exempted company incorporated with limited liability in the Cayman Islands, (“Pubco”), Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Target”) and the directors and officers of the Company named therein (together with the Sponsor, the “Lock-up Parties”), (ii) the underwriting agreement, dated November 3, 2021 (the “Underwriting Agreement”), by and between the Company and EarlyBirdCapital, Inc. and (iii) that certain Business Combination Agreement, dated August 21, 2023 (the “Business Combination Agreement”), the Company, Pubco, Target and the other parties thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Letter Agreement.

As you are aware, pursuant to Section 6(a) of the Letter Agreement, the Lock-Up Parties agreed not to Transfer any Founder Shares (or the Pubco Ordinary Shares issuable upon conversion thereof) until the earlier of: (x) six months after the completion of the Company’s the initial Business Combination or (y) the date on which the Company will consummate a liquidation, merger, amalgamation, share exchange, reorganization, or other similar transaction after initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

In connection with and in furtherance of the Business Combination, the Lock-up Parties hereby request that each of the undersigned waive compliance by the applicable Lock-up Parties with Section 6(a) of the Letter Agreement, as applicable, for the following events contemplated to occur contemporaneously with the Business Combination:

●	Each of the undersigned Lock-Up Parties shall be released from the Transfer restrictions set forth in Section 6(a) of the Letter Agreement with respect to their Founder Shares upon the three-month anniversary of the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”).

Pursuant to Section 6(d) of the Letter Agreement, prior to the Closing Pubco shall issue irrevocable instructions to its transfer agent in substantially the form of Appendix A attached hereto.

By signing the counterpart to this letter, each of the undersigned, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby waives in part the compliance by the Lock-up Parties with Sections 6(a) and 6(b) of the Letter Agreement as described above. Except as specifically waived herein, the parties to the Letter Agreement retain all rights, and each Lock-up Party retains all obligations, as set forth in the Letter Agreement, and the Representative retains all rights as set forth in the Underwriting Agreement.

[Signature page follows]

ACKNOWLEDGED AND AGREED TO THIS 1st DAY OF APRIL 2025:

EarlyBird Capital, Inc.

Finnovate Acquisition Corp.

/s/ Calvin Kung
Name:	Calvin Kung
Title:	CEO

Finnovate Sponsor L.P.
Through its General Partner, Sunorange Limited

/s/ Wang (Tommy) Chiu Wong
Name:	Wang (Tommy) Chiu Wong
Title:	Director

Scage Future

/s/ Chao Gao
Name:	Chao Gao
Title:	Director

Scage International Limited

/s/ Chao Gao
Name:	Chao Gao
Title:	Director

[Signature Page to Insider Waiver Letter]

Appendix A
Instructions to Transfer Agent

RIDER FOR IRREVOCABLE INSTRUCTIONS GOVERNING RELEASE OF LOCKUP SHARES
FOLLOWING EXPIRATION OF LOCKUP PERIOD

You are hereby irrevocably authorized and instructed to remove the stop order identified as restriction “[●]” (the “Insider Letter Legend”) related to the Pubco Founder Shares, upon the expiration of the applicable lock-up period on [●]1, 2025. Accordingly, effective[●], 2025, the Insider Letter Legend should be removed from the Pubco Founder Shares.

Pubco hereby requests that you act immediately, and without any action or confirmation by Pubco, with respect to the removal of the Insider Letter Legend on [●], 2025. In the event that the Insider Letter Legends are not removed, as instructed above, upon your receipt of a request for such removal from any of the persons set forth in Column [●] of Schedule A-1 attached hereto (each, a “Pubco Founder Shareholder”) on or after [●], 2025, you are hereby irrevocably authorized and instructed to do so immediately, without any action or confirmation by Pubco, electronically by crediting such holder’s account in accordance with the delivery instructions to be provided to you in writing by such holder.

Each of the Insiders is intended to be a third-party beneficiary of this Section E. The ability to remove the Insider Letter Legend in a timely manner upon the expiration of the applicable lock-up period is a material obligation of Pubco pursuant to the terms of the Insider Letter. No arnendment or modification to the instructions set forth in this Section E may be made without the prior written consent of the Sponsor (as defined in the Business Combination Agreement).

Schedule A-1

Names	Quantity of Shares
Chunyi Hao	10,000
Tiemei Li	10,000
Sanjay Prasad	10,000
Wang Chiu Wong	15,000
Calvin Kung	25,000

[1]	Note to Draft: The date three months following closing to be inserted.